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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of ION Geophysical Corporation for the registration of up to $100,000,000 of its common stock, preferred stock, debt securities, warrants, subscription rights, purchase contracts and units and to the incorporation by reference therein of our report dated February 24, 2014, with respect to the consolidated financial statements and schedule of ION Geophysical Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
September 23, 2016

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm